UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities and Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12

VAXART, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

For posting on LinkedIn:

Hi (Shareholder Name)!

I want to encourage you to vote in Vaxart’s proxy process , especially since voting is in your best interests as a shareholder of the company.

In particular, I would like to ask you to continue to help Vaxart’s success by voting FOR Proposal 2, which is vital in allowing Vaxart to continue to invest in, and progress, its programs.

Your vote can make a real difference.

This proposal is very close to passing, has received the overwhelming support of over 80% of those who voted, and is supported by the two leading independent proxy advisory firms, ISS and Glass Lewis, who deemed its passing to be in the best interest of shareholders. However, a few more votes are needed for Proposal #2 to pass, so your vote matters.

You can find more information on the proxy proposals at the following link: Proxy FAQ.  Voting is simple using the following link www.proxyvote.com and entering your control number, or by phone at  800-607-0088. Please vote by August 3rd, as the Annual Shareholder meeting is August 4th.

Please let us know if you have any questions.

Thank you for being a shareholder and for believing in what Vaxart is trying to accomplish!